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EXHIBIT 5.1

              GLOBAL VILLAGE ANNOUNCES COMPREHENSIVE RESTRUCTURING


SUNNYVALE, CA (December 16, 1996) - Global Village Communication (Nasdaq:GVIL) today announced a comprehensive restructuring plan to streamline its operations, reduce its workforce and enable the company to return to profitability. The company expects revenues for its fiscal third quarter will fall significantly below expectations. Accordingly, the company will report an operating loss for the quarter, including non-recurring charges resulting from the planned restructuring, of approximately $25 million to $30 million.

"The goal of these changes is to return Global Village to profitability, while allowing us to focus on our core business of making easy-to-use personal communications products for both Macintosh and Windows users," said Neil Selvin, Global Village's president and CEO.

The restructuring will involve several steps designed to streamline the company and position it for future profitability and growth. Specifically, the company announced:

    - A reduction of its workforce by approximately 20 percent to streamline various departments and bring headcount and operating expenses in line with projected revenue. The 42 employees affected by the layoff will receive severance packages and outplacement services.

    - A reduction in other operating expenses. Non-headcount related expenses will be reduced -- specifically in administration, marketing and operations -- to reduce the break-even point and align the operating expense model with expected revenues and gross margins.

    - A reserve against anticipated product returns from resellers and distributors. While the quarter has not been completed, the company expects the sell-through of certain products, both on the Macintosh and Windows platform, will not achieve the levels originally anticipated.

    - A write-down of inventory and other assets to better match the expected sales of various products in future quarters, and to reflect a refocusing on core product lines.

"The actions we are taking today will position Global Village as a more streamlined and focused company," said Selvin. "We will have a renewed emphasis on personal communications products, designed to be easy-to-use and to appeal to home and small business professionals on all major personal computer platforms.

"During the last six months, Global Village has introduced and shipped several unique products for Windows users, along with several new Macintosh-based products," Selvin continued. "These products have won significant critical acclaim and form the cornerstone of our focus on creating innovative products that deliver unique value to the personal computer user. Global Village will continue to develop and market products that support this tradition of combining innovative software and reliable hardware to create a total solution for the user."

Global Village expects to announce its third fiscal quarter results on January 21, 1997.
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About Global Village Communication
With nearly eight million customers, Global Village Communication (Nasdaq:GVIL) is a leading supplier of integrated communication solutions for personal computer users. The company sells its products directly and through leading VARs, retailers and distributors worldwide. For more information about Global Village please visit "The Village" web site at http://www.globalvillage.com.

Portions of this news release contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, announcements by the company's customers and competitors, product returns, risks related to delays in product development and new product introductions, rapidly changing technology, an intensely competitive market, market acceptance of new products, foreign operations, and general economic conditions. Each of these factors, and others, are discussed more fully in the company's last filed Form 10-K, Form 10Q and the company's other filings with the Securities and Exchange Commission.
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Investor Contact:
Marianne Baldrica, Demer IR
(510) 938-2678
baldrica@demer-ir.com

Media Contact:
Kevin Burr, Global Village
(408) 523-2260
kevin_burr@globalvillage.com